Exhibit 10.2

CONFIDENTIALITY AND

NON-COMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (“Agreement”) is made this 6th day of January, 2005, by and between Pentair, Inc. (“Employer” or “Pentair”), and Michael Schrock (“Executive”).

RECITALS

WHEREAS, Executive is currently the President and Chief Operating Officer of Pentair’s Enclosures Group and, in recognition of the value Executive adds to Pentair and as an inducement for Executive to enter into this Agreement, Pentair wishes to offer Executive the independent consideration set forth in section 1 of this Agreement.

WHEREAS, as a condition of receiving the independent consideration set forth in section 1 of this Agreement, Executive wishes to voluntarily enter into this Agreement.

WHEREAS, Executive acknowledges that he will continue to be employed in a position of trust and confidence and that he will continue to have access to and will become more familiar with the products, methods, technology, services and procedures used by Employer in the future.

WHEREAS, Executive acknowledges that Employer has expended significant time and money on promotion, advertising, and the development of goodwill and a sound business reputation. Employer has developed a list of customers and spent time and resources to learn the customers’ needs for Employer’s services and products. Employer also has entered into business relationships designed to discover likely future customers. All of the foregoing are valuable, special and unique assets of Employer’s business. Executive acknowledges that the Employer’s customer lists, including future changes to the customer lists, are confidential information which should not be disclosed to persons outside of Employer’s organization or used by Executive for his own benefit or the benefit of other persons.

WHEREAS, Executive acknowledges that Employer has expended significant time and money on technology, research, and development. Employer has developed products, processes, technologies and services, which are valuable, special and unique assets of Employer’s business. Executive acknowledges that the products, processes, technologies and services, including future changes thereto, are confidential information which should not be disclosed to persons outside of Employer’s organization or used by Executive for his own benefit or the benefit of other persons.

WHEREAS, Executive recognizes that the disclosure to or use by third parties of any of Employer’s confidential or proprietary information, trade secrets, or Executive’s unauthorized use of such information would seriously harm Employer’s business and cause monetary loss that would be difficult, if not impossible, to measure.

WHEREFORE, the parties hereby agree as follows:

1.	Restricted Stock Award. Pentair hereby grants Executive a one-time special award of 61,275 shares of restricted stock which are subject to the provisions of Pentair’s Omnibus Stock Incentive Plan. Notwithstanding the typical vesting schedule used for such awards under the Omnibus Stock Incentive Plan, 100% of this award shall vest on the fifth anniversary of the grant.

Executive acknowledges that he was not entitled to receive this award prior to his execution of this Agreement, and that execution of this Agreement is a condition of his right to receive the award.

2.	Confidential Information. “Confidential Information” means information belonging to Employer of a special and unique nature and value, including, but not limited to, such matters as Employer’s personnel and compensation information; accounts; trade secrets; procedures; manuals; financial cost and sales data; supply sources and resources; contracts; price lists, accounting and bookkeeping practices; office policies and practices; financial information; marketing plans; business plans; prospect names and lists; existing and potential business opportunities; confidential reports; customer lists and contracts; customers’ needs for Employer’s products and services; litigation and other legal matters, as well as information specific to the Employer’s products, such as source code, coding standards, programming techniques, processes and systems; computer programs, algorithms, techniques, processes, designs, specifications, diagrams, flow charts, ideas, systems, and methods of operation of such programs; and research and development work.

Executive acknowledges that Employer has taken reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring Executive to execute this Agreement. Executive will not, during or after the term of employment, disclose Employer’s Confidential Information which Executive may learn or acquire during his employment to any other person or entity or use said Confidential Information for Executive’s own benefit or for the benefit of another. If either Executive or Employer terminate the employment relationship, Executive will immediately deliver to Employer all property and Confidential Information, including work in progress, originals and copies of business forms, computer files, diskettes, source codes, manuals, including training materials, catalogs, customer lists, financial information, computer equipment, office equipment, and all other materials in Executive’s possession or control which belong to Employer or contain information subject to this Agreement.

3.	Competition Restrictions.

(a)	Full-Time Commitment.

During the period of the employment relationship between Executive and Employer, Executive will devote his full-time and energy to furthering Employer’s business and will not pursue any other business activity without Employer’s written consent.

(b)	Post-Employment Restrictions.

Executive acknowledges that during his employment with Pentair and his work for Pentair and its subsidiaries, he has become intimately familiar with trade secrets, know-how, executive personnel, business strategies, product development, proprietary information and Confidential Information concerning the business of Pentair and other members of the Pentair controlled group of companies (the “Group”). In consideration for the benefits paid to Executive under this Agreement, Executive agrees that he shall not either directly or indirectly, for a period of two (2) years following his last day of employment with Employer (the “Separation Date”), do any of the following:

a. own, manage, control, be employed by, participate in, consult with or render services of any kind for any concern which engages in a business which is competitive with any business being conducted, or contemplated being conducted, by the Group as of the Separation Date;

b. become an employee or agent of any corporation or other entity, or any division or subsidiary of such a corporation or entity, where more than five percent (5%) of such organization’s business, based on consideration of percentage of revenues, assets, and people, is in competition with any business being conducted, or contemplated being conducted, by the Group as of the Separation Date;

c. participate in any plan or attempt to acquire the business or assets of the Group or control of the voting stock of any member thereof, or in any manner interfere with the control of Pentair, whether by friendly or unfriendly means, unless by the discretion of the Compensation Committee his participation is deemed acceptable;

d. solicit, offer to provide, provide, sell or offer to sell any service or product similar to those which the Group sells to: (i) any customer with whom Executive (or other employees or agents under Executive’s supervision) has had contact or for whom Executive (or other employees or agents under Executive’s supervision) has performed services during the term of Executive’s employment; or (ii) any prospective customer who has been solicited by Employer or who has approached the Group and with whom Executive (or any other employee or agent under the Executive’s supervision) has had contact or for whom Executive (or other employees or agents under Executive’s supervision) has attempted to perform services during the term of Executive’s employment; or

e. solicit any of the Group’s employees for the purpose of hiring them or inducing them to leave their employment with the Group, nor will Executive own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity which engages in the conduct proscribed by this paragraph during the term of Executive’s employment and for a period of (2) years following the Separation Date.

4.	Stipulated Reasonableness. Executive acknowledges that the nature of Executive’s position, the period of time necessary to fill Executive’s position in the event Executive’s employment is terminated, the period of time necessary to allow customers of Employer’s business to become familiar with Executive’s replacement in the event Executive’s employment is terminated, and the period of time necessary to obliterate the identification between Employer and Executive in the minds of Employer’s customers commands that the two (2) year restrictive period be imposed hereunder for the protection of Employer’s investment in its business. Executive further agrees the restrictions contained in this Agreement shall apply no matter how his employment terminates and regardless of whether the termination is voluntary or involuntary. Executive further agrees that the restrictions contained in this Agreement shall survive the termination of his employment.

5.	Remedies. Executive acknowledges and agrees that his breach of this Agreement would cause irreparable harm to Employer and members of the Group and that such harm may not be compensable entirely with monetary damages. If Executive violates this Agreement, Employer and any injured member of the Group may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement. Any injunctive relief sought shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which Pentair or the Group is or may be entitled at law, in equity, or under this Agreement. In connection with any suit at law or in equity under this Agreement, Employer and any member of the Group shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Executive or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. In addition to the foregoing, Employer and any member of the Group shall be entitled to collect from Executive any reasonable attorney’s fees and costs incurred in bringing any action against Executive or otherwise to enforce the terms of this Agreement, as well as any attorney’s fees and costs for the collection of any judgments in Employer’s favor arising out of this Agreement.

6.	Judicial Modification. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions will not, in any way, be affected or impaired thereby; and, notwithstanding the foregoing, all provisions of this Agreement shall be enforced to the extent that is reasonable as determined by a Minnesota state or federal court.

7.	Invention Assignment. During Executive’s employment with Employer, Executive will promptly disclose to Employer, in writing, any ideas, inventions or discoveries (collectively, “Inventions”) related to Pentair’s business. Executive agrees that these Inventions shall belong to Pentair; Executive hereby assigns such Inventions to Pentair subject to the limitations set forth below; I warrant and represent that I will execute any documents necessary to effectuate the assignment of all of my right, title and interest in such Inventions to Pentair; and Executive will cooperate in Pentair’s efforts to protect its rights to the Inventions. Executive understands that his agreement in this paragraph does not apply to any invention for which none of Pentair’s equipment, supplies, facilities or trade secret information were used and which was developed entirely on my own time, and (1) which does not relate (a) directly to Pentair’s business or (b) to Pentair’s actual or demonstrably anticipated research or development, or (2) which does not result from any work that Executive performed for Pentair.

Executive further agrees that during and after the term of his employment, without charge to the Employer but at its expense, to execute, acknowledge and deliver any and all papers necessary for the Employer to obtain patents for its own benefit on the Inventions in any and all countries and that said patents, applications for patents and Inventions shall remain the property of the Employer whether patented or not.

8.	Nonwaiver. Employer’s decision to refrain from enforcing a breach of any part of this Agreement (or Employer’s settlement of any claims for breach) will not prevent Employer from enforcing the Agreement as to any other breach of this Agreement that Employer discovers and shall not operate as a waiver against any future enforcement of any part of this Agreement, any other agreement with Executive or any other agreement with any other employee of Employer.

9.	Compensation Committee Discretion. The Compensation Committee of the Board of Directors of Pentair shall have the ability to waive or override certain clauses of this agreement, provided, however, that such waiver shall no be to reduce benefits to Executive under the Agreement.

10.	Assignment. This Agreement may be assigned by Employer.

11.	Choice of Law/Forum. This Agreement shall be construed and determined according to the laws of the State of Minnesota, and any disputes arising out of this Agreement shall be determined in a Minnesota state or federal court of appropriate jurisdiction.

12.	At-Will. Nothing in this Agreement is intended to provide nor shall this Agreement provide Executive with any contractual rights to employment for any period of time. Executive acknowledges that his employment relationship with Employer is one of at-will employment.

13.	Merger/Capacity. This Agreement incorporates the entire understanding between the parties as to its subject matter. Other than stated herein, Executive has been offered no oral or written promises, inducements, or representations, and Executive executes this Agreement without reliance on any oral or written promises, inducements, or representations other than those set forth in this Agreement. This Agreement may not be canceled, modified or otherwise changed except by another written agreement signed by Executive and Employer. Executive and Employer represent that each party is of legal age, under no legal disability, has full legal authority to enter into this Agreement, and has had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this Agreement, the sufficiency of the independent consideration provided Executive hereunder, and the reasonableness of the restrictions set forth herein. This Agreement is subject to the provisions of the Key Executive Employee Severance Agreement dated August 23, 2000 between Executive and Employer.

PENTAIR, INC.	EXECUTIVE

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